SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



FORM 8-K


CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934


Date of Report                   January 20, 1997
                                 ------------------
Date of earliest event reported  December 20, 1996
                                 ------------------


ARVIN INDUSTRIES, INC.
---------------------------
(Exact name of registrant as specified in its charter)



Indiana             1-302                  35-0550190
---------------     --------------------   ---------------
(State or other     Commission File Number (I.R.S.Employer
jurisdiction of                            Identification No.)
incorporation)


One Noblitt Plaza, Box 3000
Columbus, IN                              47202-3000
-------------------------                 ---------------
(Address of principal executive offices)  (Zip Code)




812-379-3000
------------------
(Registrant's telephone number including area code)





Item 5. Other Events


          On December 20, 1996, the Registrant created a grantor trust and entered into a stock ownership trust agreement dated December 20, 1996 with the Northern Trust Company to provide a means to meet currently the Registrant's anticipated future obligations to employees under Registrant's employee benefit plans, including its stock option plans and savings plan.

           The Registrant sold one million eight hundred thousand newly issued shares of Common Stock, $2.50 par value, to the aforementioned stock ownership trust for $42,187,500. The Trustee delivered to the Registrant a promissory note in such amount for such shares. Shares of Common Stock held in the stock ownership trust will be released by the Trustee as the note is paid down.

           In the event the trust is terminated or upon a change of control, shares held by the trust will be sold with the Registrant receiving proceeds equal to the amount of the note then outstanding and the balance being distributed to employees of the Registrant in accordance with the terms of the trust.

           The trust agreement contains pass-through voting and tendering provisions.

           The trust agreement, the stock purchase agreement and the note are filed herewith as exhibits and the foregoing description does not purport to be complete and is qualified by reference to the trust agreement, the stock purchase agreement and the note.



Item 7.  Financial Statements and Exhibits

(c)  Exhibits

99.1  Employee Stock Benefit Trust
99.2  Common Stock Purchase Agreement



Signature



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                    ARVIN INDUSTRIES, INC.


               by:  /s/ William M. Lowe, Jr.
                    ------------------------
                    William M. Lowe, Jr.
                    Controller & Chief Accounting Officer



Date:     January 20, 1997